AGREEMENT FOR RENT

     THIS AGREEMENT, is effective November 1, 1997 and is between Arizona Corporate Management, Inc. ("Landlord") and Fan Energy Inc. (formerly Eastern Star Holdings, Inc.)("Tenant").

     1. Rent of Office Space. Landlord agrees to rent to Tenant office space on a shared, nonexclusive basis at Landlord's premises at 14555 North Scottsdale Road, No. 200, Scottsdale, Arizona 85254. Tenant shall be entitled to reasonable use of Landlord's office facilities, including file storage, office space and secretarial services as required. In addition, Tenant shall be entitled to use Landlord's office equipment, including fax machine, copy machine, proprietary telephone equipment and any other office equipment which Landlord has available in the premises.

     2. Term. This Agreement shall be on a month-to-month basis and may be terminated by Tenant upon 30 days prior notice to Landlord. Landlord must furnish Tenant with at least three months prior notice if Landlord intends to terminate this Agreement and Tenant shall be entitled to continue to use the premises following receipt of notice until termination.

     3. Obligation to Pay Rent. Tenant shall pay to Landlord, as rent, a total of $2,000 monthly, payable at the beginning of each month. Tenant shall reimburse Landlord for any long distance telephone expenses, or similar out-of-pocket expenses incurred by Landlord on behalf of the Tenant. Such reimbursement shall be paid monthly, as charged to Tenant by Landlord.

     4. Access to Premises. While this Agreement is in effect, Tenant shall have reasonable access to the premises and may make reasonable use thereof, subject to the right of Landlord and any other tenant similar to the Tenant to use the premises. Tenant shall be subject to reasonable rules and practices established Landlord from time to time regarding use of the premises.

                                    LANDLORD:

                                    ARIZONA CORPORATE MANAGEMENT, INC.


                                    By /s/ William E. Grafham
                                      ------------------------------------------
                                      Authorized Officer

                                    TENANT:

                                    FAN ENERGY INC.


                                    By /s/ Albert A. Golusin
                                      ------------------------------------------
                                      Authorized Officer